CONTACT:    Investors
Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP TO participate in ANNUAL HOUSING Summit

CHATTANOOGA, Tenn. - September 2, 2015 - The Dixie Group, Inc. (NASDAQ: DXYN) today announced that Kennedy Frierson, vice president and chief operating officer, and Jon Faulkner, vice president and chief financial officer, will be participating in the Zelman & Associates Annual Housing Summit on September 10‑11, 2015, at Mandarin Oriental in Washington, D.C.
Attendance at the summit is by invitation, only. For more information, please contact Lauren Bome, lauren@zelmanassociates.com.

About The Dixie Group
The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas Carpet Mills, Masland Contract, Masland Hospitality and Avant brands.

- END -